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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Clothestime, Inc.:

     We consent to incorporation by reference in the registration statements (Nos. 2-90248, 2-92111, 33-3304, 33-24130, 33-31971, 33-34972, 33-43530,
33-43531, 33-69656 and 33-81432) on Form S-8 of The Clothestime, Inc. of our report dated March 21, 1997, relating to the consolidated balance sheets of The Clothestime, Inc. and subsidiaries as of January 25, 1997 and January 27, 1996, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended January 25, 1997, which report appears in the January 25, 1997 annual report on Form 10-K of The Clothestime, Inc.

     The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, The Clothestime, Inc. and certain of its subsidiaries (collectively, the "Debtors") commenced reorganization cases by filing voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") on December 8, 1995. The Debtors are currently operating their respective businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and continuation of The Clothestime, Inc. and its subsidiaries as a going concern is contingent upon, among other things, the ability to (1) formulate an acceptable plan of reorganization that will be confirmed by the Bankruptcy Court, (2) achieve satisfactory levels of profitable operations and (3) maintain compliance with the debtor-in-possession financing and generate adequate sources of other liquidity, as described in Note A to the consolidated financial statements. These contingencies and the uncertainties inherent in the bankruptcy process raise substantial doubt about the ability of The Clothestime, Inc. and its subsidiaries to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          /s/ KPMG PEAT MARWICK LLP

Orange County, California
April 24, 1997